5 Year Autocallable Securities Linked to the Worst of RTY and SPXDPU1
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Russell 2000® Index (ticker: “RTY”) and the S&P 500 Dynamic Participation Index (ticker: “SPXDPU1”)
Pricing date:	May 16, 2025
Valuation dates:	Monthly, beginning approximately one year after issuance
Final valuation date:	May 16, 2030
Maturity date:	May 21, 2030
Final buffer value:	For each underlying, 85.00% of its initial underlying value
Buffer percentage:	15.00%
Automatic early redemption:
If on any valuation date prior to the final valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically redeemed for $1,000 plus the applicable premium

Premium:	8.50% per annum
CUSIP / ISIN:	17333JU65 / US17333JU658
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value
Worst performer:	On any valuation date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):
•
If the final underlying value of the worst performer on the final valuation date is greater than or equal to its final buffer value:
$1,000 + the premium applicable to the final valuation date
•
If the final underlying value of the worst performer is less than its final buffer value:
$1,000 + [$1,000 × (the underlying return of the worst performer on the final valuation date + the buffer percentage)]
If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated May 5, 2025

Hypothetical Interim Payment per Security
Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds its Initial Underlying Value	Premium	Hypothetical Redemption
May 19, 2026	8.50%	$1,085.00
June 16, 2026	9.2083%	$1,092.083
July 16, 2026	9.9167%	$1,099.167
August 17, 2026	10.625%	$1,106.25
September 16, 2026	11.3333%	$1,113.333
October 16, 2026	12.0417%	$1,120.417
November 16, 2026	12.75%	$1,127.50
December 16, 2026	13.4583%	$1,134.583
January 19, 2027	14.1667%	$1,141.667
February 16, 2027	14.875%	$1,148.75
March 16, 2027	15.5833%	$1,155.833
April 16, 2027	16.2917%	$1,162.917
May 17, 2027	17.00%	$1,170.00
June 16, 2027	17.7083%	$1,177.083
July 16, 2027	18.4167%	$1,184.167
August 16, 2027	19.125%	$1,191.25
September 16, 2027	19.8333%	$1,198.333
October 18, 2027	20.5417%	$1,205.417
November 16, 2027	21.25%	$1,212.50
December 16, 2027	21.9583%	$1,219.583
January 18, 2028	22.6667%	$1,226.667
February 16, 2028	23.375%	$1,233.75
March 16, 2028	24.0833%	$1,240.833
April 17, 2028	24.7917%	$1,247.917
May 16, 2028	25.50%	$1,255.00
June 16, 2028	26.2083%	$1,262.083
July 17, 2028	26.9167%	$1,269.167
August 16, 2028	27.625%	$1,276.25
September 18, 2028	28.3333%	$1,283.333
October 16, 2028	29.0417%	$1,290.417
November 16, 2028	29.75%	$1,297.50
December 18, 2028	30.4583%	$1,304.583
January 16, 2029	31.1667%	$1,311.667
February 16, 2029	31.875%	$1,318.75
March 16, 2029	32.5833%	$1,325.833
April 16, 2029	33.2917%	$1,332.917
May 16, 2029	34.00%	$1,340.00
June 18, 2029	34.7083%	$1,347.083
July 16, 2029	35.4167%	$1,354.167
August 16, 2029	36.125%	$1,361.25
September 17, 2029	36.8333%	$1,368.333
October 16, 2029	37.5417%	$1,375.417
November 16, 2029	38.25%	$1,382.50
December 17, 2029	38.9583%	$1,389.583
January 16, 2030	39.6667%	$1,396.667
February 19, 2030	40.375%	$1,403.75
March 18, 2030	41.0833%	$1,410.833
April 16, 2030	41.7917%	$1,417.917
If the closing value of the worst performer is not greater than or equal to its initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.
Hypothetical Payment at Maturity per Security
Assumes the securities have not been automatically redeemed prior to maturity.
Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,425.00
50.00%	$1,425.00
25.00%	$1,425.00
0.00%	$1,425.00
-0.01%	$1,425.00
-15.00%	$1,425.00
-15.01%	$999.90
-25.00%	$900.00
-50.00%	$650.00
-75.00%	$400.00
-100.00%	$150.00

Selected Risk Considerations	Additional Information
•
You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.
•
Your potential return on the securities is limited.
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The securities do not pay interest.
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The securities are subject to heightened risk because they have multiple underlyings.
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The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.
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You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly.
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You will not receive dividends or have any other rights with respect to the underlyings.
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The securities may be automatically redeemed prior to maturity.
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The securities offer downside exposure, but no upside exposure, to the underlyings.
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The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates.
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The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
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The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
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The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
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The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
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The Russell 2000® Index is subject to risks associated with small capitalization stocks.
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The issuer and its affiliates may have conflicts of interest with you.
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The U.S. federal tax consequences of an investment in the securities are unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.